Exhibit 99.1

Allegheny Technologies Announces Phase II Expansion of its Titanium Capabilities

    PITTSBURGH--(BUSINESS WIRE)--March 17, 2006--Allegheny
Technologies Incorporated (NYSE:ATI) announced today the Phase II expansion of its titanium production capabilities. These investments, which total approximately $25 million, are aimed at increasing ATI's capacity to produce titanium and titanium alloys for aerospace applications and other robust global markets.
    The Phase II expansion includes:

    -- Additional titanium sponge capacity. ATI expects to add 3.75 million pounds of titanium sponge to its annual production capabilities beginning in the first half 2007. In combination with the Phase I sponge investment, this brings ATI's total annual sponge capacity to approximately 11.25 million pounds. Titanium sponge is a critical raw material used to produce titanium mill products.

    -- Additional vacuum arc remelt (VAR) capacity. ATI expects this new furnace to be in production by the end of the first quarter 2007. Titanium sponge, combined with titanium scrap and master alloy, is melted in a VAR to produce a titanium alloy ingot.

    "We expect an additional $100 million of annual revenue growth with attractive after-tax returns from the Phase II expansion of our titanium production capabilities when fully implemented in the second quarter 2007," said Patrick Hassey, Chairman, President and Chief Executive Officer of Allegheny Technologies. "These titanium investments are a continuation of ATI's strategy to grow our high-value products capabilities.
    "We believe ATI's long-term growth prospects for titanium mill products remain very attractive. We continue to evaluate further options for additional organic growth of ATI's titanium sponge and melting capabilities. ATI has an unparalleled combination of assets for finishing titanium products, and we believe we are uniquely positioned to grow fast in the global titanium market."
    Phase I expansion of ATI's titanium production capabilities was announced on July 15, 2005, and is expected to generate more than $200 million in new revenue when fully implemented in 2007. The Phase I expansion represents a $100 million strategic capital investment that includes: upgrading and restarting ATI's titanium sponge facility, constructing a third plasma arc melt cold-hearth furnace, expanding high-value plate products capacity by 25%, and continued upgrading of ATI's cold-rolling assets used in producing titanium sheet and strip products.
    ATI now targets a total of $225 - $250 million of capital investments in 2006 in a self-funded growth strategy.
    This news release contains forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Allegheny Technologies' filings with the Securities and Exchange Commission.
    Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of over $3.5 billion in 2005. ATI has approximately 9,300 full-time employees world-wide who use innovative technologies to offer growing global markets a wide range of specialty metals solutions. Our major markets are aerospace, defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include nickel-based alloys and superalloys, titanium and titanium alloys, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, grain-oriented silicon electrical steel and tool steels, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

    CONTACT: Allegheny Technologies Incorporated
             Dan L. Greenfield, 412-394-3004